Exhibit 2.3

CALL OPTION AGREEMENT

This Call Option Agreement (this “Agreement”) is made and entered into as of June 1, 2023, by and between Everest Apothecary, Inc., a New Mexico not-for-profit corporation (“Grantor”), and Evergreen Holdco, LLC, a New Mexico limited liability company (“Sub”).

INTRODUCTION

WHEREAS, Grantor is a New Mexico non-profit corporation that holds the Licenses set forth in Exhibit A attached hereto (collectively, the “Licenses”);

WHEREAS, Sub is and recognized by Grantor as a key entity to the operations to Grantor;

WHEREAS, the New Mexico Legislature has discussed and may discuss in the future potential legislation (the “Conversion Legislation”) that would permit (i) Grantor to convert from a non-profit corporation into a for-profit corporation or other for-profit business organization (including but not limited to a limited liability company) under the laws of the State of New Mexico (the “Corporate Conversion”) and maintain the Licenses or (ii) transfer or sell its assets (including its Licenses) to a for-profit company (the “Asset Sale”); and

WHEREAS, Grantor desires to grant Sub a call option (whose exercise shall be contingent on the Conversion Legislation being passed and ratified) to require (i) Grantor to issue stock or another form of equity (as the case may be) that shall constitute upon its issuance 100% of the issued and outstanding equity of Grantor (the “Grantor Stock”) to Sub (the “Equity Call”) and (ii) Grantor to sell all or substantially all of its assets (including the Licenses, the “Grantor Assets”) to Sub (the “Asset Call”), and Sub desires to acquire such Equity Call option and Asset Call option upon the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.            Grant; Manners of Exercise

1.1            Grant of Call Option. Subject to the terms of this Agreement, Grantor hereby grants to Sub the sole and exclusive privilege and option (the “Option”) to (i) require Grantor to issue the Grantor Stock to Sub following the Corporate Conversion (or in connection with the Corporate Conversion if stock or other equity must be issued as part of the Corporate Conversion) in the manner set forth herein and (ii) require Grantor to transfer to Sub the Grantor Assets pursuant to the Asset Sale.

1.2            Notice. Grantor shall provide prompt written notice to Sub following the date that the Conversion Legislation is passed and ratified (the “Grantor Notice”).

1.3.            Manners of Exercise; Purchase Price.

(a)            Purchase Option. Sub may exercise the Option at any time following the date of the passage and ratification of the Conversion Legislation by, within 365 days after receipt of the Grantor Notice (such period, the “Option Period”), providing to Grantor written notice of its intention to subscribe to the Grantor Stock or the Grantor Assets (depending on the outcome of the Conversion Legislation) in consideration of the Purchase Price (the “Option Notice”).

(b)            Purchase Price. Upon Sub’s election to exercise the Option, Grantor shall issue and Sub shall subscribe to the Grantor Stock or purchase the Grantor Assets for a total purchase price of One Hundred and 00/100 ($100.00) Dollars (the “Purchase Price”).

1.4            Prohibitions on Issuances. Grantor is strictly prohibited from issuing any Equity or selling the Grantor Assets other than pursuant to this Agreement unless and until the Option Period expires without Sub having delivered the Option Notice. “Equity” shall mean capital interests of any kind (including shares of stock, membership interests or other interests representing the equity in a limited liability company, corporation, partnership or other legal entity) and Equity Commitments. “Equity Commitments” shall mean (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other agreements, commitments or rights that could require a person to issue any of its Equity or to sell any Equity it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity of a person or owned by a person; (c) statutory preemptive rights or preemptive rights granted under a person’s organizational or governing documents; (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a person; and (e) any rights to participate in the appreciation of the net assets, enterprise value or fair market value of a person.

1.5            Conversion Trigger. At any point following the passage of the Conversion Legislation pursuant to which Grantor may undertake a Corporation Conversion, if the Corporate Conversion has not yet occurred, Sub shall have the right to require Grantor to undergo the Corporate Conversion by providing written notice to Grantor (a “Conversion Notice”). Promptly following its receipt of a Conversion Notice, Grantor shall cause itself to undergo the Corporate Conversion.

2.            Closing.

(a)            Generally. Upon the exercise of the Option, (i) Grantor shall issue the Grantor Stock to Sub and Sub shall subscribe to the same or (ii) Grantor shall transfer the Grantor Assets to Sub, and Sub shall assume the same; in either case free from all encumbrances, liens, restrictions or conditions.

(b)            Closing. In the event Sub exercises the Option, Sub shall deliver payment of the Purchase Price to Grantor in immediately available funds by wire transfer to accounts designated by Grantor at closing and Grantor shall issue the Grantor Stock or the Grantor Assets, as applicable, to Sub as set forth herein. The closing of the issuance and subscription of the Grantor Stock or the transfer of the Grantor Assets, as applicable shall take place by mail, facsimile, electronically and on such date and/or time as mutually agreed upon by the parties, provided, that such closing shall take place no later than ten (10) days following the Sub’s delivery of the Option Notice (the “Closing Date”). For the avoidance of doubt, the closing of the issuance and subscription of the Grantor Stock or the closing of the transfer and assumption of the Grantor Assets shall not take place until the parties have obtained any governmental approval required under applicable law.

3.            Representations of Company. Grantor hereby represents, warrants and covenants to Sub as of the date hereof and as of the Closing Date that:

(a)            Authority. The execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby have been duly authorized by Grantor. This Agreement has been duly executed and delivered by Grantor and constitutes a valid and binding obligation of Grantor, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)            Title; Capitalization. If the Conversion Legislation is passed and ratified, Sub will receive at Closing, valid and marketable title to the Grantor Stock or the Grantor Assets, as applicable, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, restrictions on transfer, rights of first refusal, preemptive or other rights or other agreements, interests or equities or any other material imperfections of title.

4.            Representations of Sub. Sub represents, warrants and covenants to Grantor as of the date hereof and as of the Closing Date that:

(a)            Authorization. This Agreement, when executed and delivered by Sub, will constitute valid and legally binding obligations of Sub, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)            Purchase Entirely for Own Account. This Agreement is made with Sub in reliance upon Sub’s representation, which Sub hereby confirms, that the Grantor Stock to be acquired by Sub will be acquired for Sub’s own account, not as a nominee or agent.

5.            Closing Deliverables

(a)            Issuance of Grantor Stock or Grantor Assets to Sub. At the Closing Date, in the event Sub is acquiring the Grantor Stock, Grantor shall execute and deliver a subscription agreement or other applicable document (the “Subscription Agreement”) in a mutually agreed to form which will issue the Grantor Stock to Sub along with such other documents necessary to carry out the terms of such issuance and this Agreement as Sub shall reasonably require. At the Closing Date, in the event Sub is acquiring the Grantor Assets, Grantor shall execute and deliver a bill of sale or other applicable document (the “Bill of Sale”) in a mutually agreed to form which will issue the Grantor Assets to Sub along with such other documents necessary to carry out the terms of such issuance and this Agreement as Sub shall reasonably require.

(b)            Delivery of Purchase Price and Documents to Grantor. At a Closing Date, Sub shall have delivered, or cause to be delivered, to Grantor the following: (i) the Purchase Price; (ii) a counterpart signature page to the Subscription Agreement or Bill of Sale, as applicable; and (iii) such other documents necessary to carry out the terms of this Agreement as Grantor shall reasonably require.

(c)            Each of the parties hereto shall use its best efforts to satisfy all conditions to closing that are within its reasonable control to the end that the transactions contemplated by this Agreement shall be fully carried out and consummated.

7.            Miscellaneous

(a)            Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by: (i) certified mail, return receipt requested, with first class postage prepaid; (ii) hand delivery; (iii) reputable overnight courier; or (iv) facsimile transmission. Any notice or other communication will be deemed to have been duly given: (1) on the fifth (5th) day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid; (2) on the date of service if served personally; (3) on the first (1st) business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed; or (4) on the date of transmission if sent via facsimile transmission, provided confirmation of receipt is obtained promptly after completion of transmission.

To Sub:

Evergreen Holdco, LLC

4880 Havana Street, Suite 201

Denver, Colorado 80239

Attention: Todd Williams and Dan Pabon

Email Address: todd@schwazze.com; dan@schwazze.com

with a copy to (not constituting notice):

Dentons US LLP

233 S. Wacker Drive, Suite 5900

Chicago, IL 60606

Attention: Michael Froy

Email Address: michael.froy@dentons.com

To Grantor:

(b)            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, administrators, executors, successors and permissible designees and assigns. The parties may not assign all or any of their rights and/or obligations hereunder without the prior written consent of the other parties; provided that a change in control of either party shall not constitute an assignment hereunder; provided further that Sub may assign its rights and/or obligations hereunder to Medicine Man Technologies, Inc. (“MMT”), or any affiliate or subsidiary of Sub or MMT.

(c)            Amendments and Governing Law. This Agreement may not be amended or modified except pursuant to a written instrument executed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The parties consent to the personal jurisdiction of, and venue in, the courts of the State of New Mexico.

(d)            Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties with respect to the subject matter hereof and merges any and all discussions, negotiations, letters of intent or agreements in principle among them. None of the parties shall be bound by any conditions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the date hereof in writing and signed by a party or a duly authorized officer of the party, as the case may be, to be bound thereby.

(e)            Severability; Separability. Any of the parts, provisions, warranties, or covenants set forth herein are severable and separable, and in the event that they, or any one of them, shall be deemed to be void, invalid, or unenforceable by a court of competent jurisdiction, then this Agreement shall be interpreted as if such void, invalid, or unenforceable parts, provisions, warranties, or covenants were not set forth herein, and the remaining provisions hereof shall remain enforceable to the extent permitted by applicable law.

(f)            Waiver. The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof; and no rights of any party hereto shall be deemed to have been waived by any act or knowledge of such party, or any of its agents, officers or employees, unless such waiver is contained in an instrument in writing, signed by such party. No waiver by any party hereto of any of its rights on any one occasion shall operate as a waiver of any other of its rights or any of its rights on a future occasion.

(g)            Counterparts; Section Headings and Exhibits. This Agreement may be executed in counterparts and by each party hereto on a separate counterpart. Counterparts delivered in fax or “PDF” form shall be as effective as manually signed counterparts. The section and other headings set forth herein are for reference and convenience only, and do not define, limit, or extend the scope of this Agreement in any way. Any exhibits attached hereto are hereby deemed incorporated by reference into and a part hereof as if the same had been set forth verbatim herein.

(h)            Expenses. Each of the parties hereto shall pay the fees and expenses of their respective accountants, legal counsel, and other consultants incurred in connection with the transaction contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth in the preamble of this Agreement.

SUB:

Evergreen Holdco, LLC

By:	/s/ Christina Jones
Name: Christina Jones
Title: Authorized Signatory

GRANTOR:

Everest Apothecary, Inc.

By:	/s/ Andrew Dolan
Name: Andrew Dolan
Title: Vice President

Signature Page to Call Option Agreement

EXHIBIT A

LICENSES

Permit/License Name	Permit/License Number	Jurisdiction	Issue Date	Expiration Date
VICE-Manufacturer Class IV	CCD-VICE-2021-0032-MANU-001	State of NM	9/29/2021	9/29/2023
VICE-Manufacturer Class IV	CCD-VICE-2021-0032-MANU-003	State of NM	7/28/2022	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-011	State of NM	4/6/2023	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-012	State of NM	4/6/2023	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-013	State of NM	4/6/2023	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-014	State of NM	4/6/2023	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-015	State of NM	4/6/2023	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-016	State of NM	4/12/2023	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-007	State of NM	9/29/2021	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-006	State of NM	9/29/2021	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-005	State of NM	9/29/2021	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-002	State of NM	9/29/2021	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-003	State of NM	9/29/2021	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-004	State of NM	9/29/2021	9/29/2023
VICE-Retailer	CCD-VICE-2021-0032-RTLR-001	State of NM	9/29/2021	9/29/2023
VICE-Manufacturer Class IV	CCD-VICE-2021-0032-MANU-002	State of NM	9/29/2021	9/29/2023
VICE-Producer	CCD-VICE-2021-0032-PROD-002	State of NM	9/29/2021	9/29/2023
VICE-Producer	CCD-VICE-2021-0032-PROD-003	State of NM	9/29/2021	9/29/2023

Exhibit A to Call Option Agreement